July 2008
Pricing Sheet dated July 24, 2008 relating to
Preliminary Pricing Supplement No. 706 dated June 24, 2008 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies
95% Protected Currency-Linked Notes due January 31, 2011
Based on the Performance of the U.S. dollar Relative to the Eurozone euro
PRICING TERMS – JULY 24, 2008
Issuer:	Morgan Stanley
Aggregate principal amount:	$12,502,000
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	July 24, 2008
Original issue date:	July 31, 2008 (5 business days after the pricing date)
Maturity date:	January 31, 2011
Interest:	None
Payment at maturity:
If the U.S. dollar appreciates relative to the euro (i.e. the final exchange rate is less than the initial exchange rate),
$1,000 + enhanced supplemental payment
If the U.S. dollar depreciates or does not appreciate relative to the euro (i.e. the final exchange rate is greater than or equal to the initial exchange rate),
$1,000 – payment reduction amount
This amount will be less than or equal to the stated principal amount of $1,000.  However, under no circumstances will the notes pay less than the minimum payment at maturity of $950 per note.

Enhanced supplemental payment:	$1,000 x dollar appreciation percentage x leverage factor
Dollar appreciation percentage:	1 – (final exchange rate / initial exchange rate)
Leverage factor:	150%
Payment reduction amount:	$1,000 x [(final exchange rate / initial exchange rate) – 1]
Minimum payment at maturity:	$950 per note (95% of the stated principal amount)
Initial exchange rate:	1.56715, which is the exchange rate on the pricing date
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:	On any day, the U.S. dollar/Eurozone euro exchange rate (expressed as the number of U.S. dollars per one Eurozone euro) as determined by reference to the reference source on such day
Reference source:	Reuters page “WMRSPOT05”
Valuation date:	January 20, 2011
CUSIP:	6174467K9
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	100%	2%	98%
Total	$12,502,000	$250,040	$12,251,960
(1)  The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see the cover page of the accompanying preliminary pricing supplement for further details.
(2)  For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 706 dated June 24, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.